Exhibit 99.1

October 28, 2021

QVC Announces Refinancing of Bank Credit Facility

ENGLEWOOD, Colo.--(BUSINESS WIRE)-- QVC, Inc. (“QVC”) announced today the refinancing of its senior secured credit facility with a new amended and restated senior secured credit facility on October 27, 2021. The new senior secured credit facility is a multi-currency revolving facility, provides a line of credit of up to $3.25 billion and replaces QVC's existing $2.95 billion bank credit facility. QVC is a wholly owned subsidiary of Qurate Retail, Inc. (Nasdaq: QRTEA, QRTEB, QRTEP).

The interest rate pricing for the new senior secured credit facility was decreased from the interest rate pricing in QVC’s existing bank credit facility and is based on a pricing grid that varies depending on the combined ratio of consolidated total debt to consolidated EBITDA of the borrowers under the new senior secured credit facility. The maturity on the new senior secured credit facility is October 27, 2026. The multi-currency revolving facility may be borrowed by QVC (including QVC Global Corporate Holdings, LLC), Zulily, LLC (“Zulily”) and Cornerstone Brands, Inc. (“Cornerstone”), each a direct or indirect wholly owned subsidiary of Qurate Retail, Inc. The new senior secured credit facility is secured by the equity of QVC, Zulily and Cornerstone.

About Qurate Retail, Inc.

Qurate Retail, Inc. is a Fortune 500 company comprised of seven leading retail brands – QVC®, HSN®, Zulily®, Ballard Designs®, Frontgate®, Garnet Hill®, and Grandin Road® (collectively, “Qurate Retail GroupSM”). Globally, Qurate Retail Group is a world leader in video commerce, among the top 10 e-commerce retailers in North America (according to Digital Commerce 360), and a leader in mobile commerce and social commerce. The retailer reaches approximately 218 million homes worldwide via 14 television networks and reaches millions more via multiple streaming services, social pages, mobile apps, websites, print catalogs, and in-store destinations. Qurate Retail, Inc. also holds various minority interests and green energy investments.

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Qurate Retail, Inc.

Courtnee Chun, 720-875-5420

Source: Qurate Retail, Inc.